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                                                                     EXHIBIT 1.2

                               September 18, 1998



NationsBanc Montgomery Securities LLC
 as Representative of the several Underwriters
 named in Schedule I to the Pricing Agreement
c/o NationsBanc Montgomery Securities LLC
100 North Tryon Street
NC1-007-11-07
Charlotte,  NC   28255

Re: Underwriting Agreement for Aames Mortgage Trust, dated September 18, 1998 the "Underwriting Agreement") between Aames Capital Corporation ("Aames") and NationsBanc Montgomery Securities LLC, as Representative of the several Underwriters named in Schedule I to the Pricing Agreement dated September 18, 1998 (the "Pricing Agreement")

Ladies and Gentlemen:

         Pursuant to the Underwriting Agreement and Pricing Agreement (collectively, the "Designated Agreement"), Aames has undertaken certain financial obligations with respect to the indemnification of the Underwriters with respect to the Registration Statement, and the Prospectus described in the Designated Agreement. Any financial obligations of Aames under the Designated Agreement, whether or not specifically enumerated in this paragraph, are hereinafter referred to as the "Joint and Several Obligations;" provided, however, that "Joint and Several Obligations" shall mean only the financial obligations of Aames under the Designated Agreement (including the payment of money damages for a breach of any of Aames' obligations under the Designated Agreement, whether financial or otherwise) but shall not include any obligations not relating to the payment of money.

         As a condition of its execution of the Designated Agreement, the Underwriters have required the undersigned, Aames Financial Corporation ("AFC"), the parent corporation of Aames, to acknowledge its joint and several liability with Aames for the payment of the Joint and Several Obligations under the Designated Agreement.



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         Now, therefore, the Underwriters and AFC do hereby agree that:

                  AFC hereby agrees to be absolutely and unconditionally jointly and severally liable with Aames to the Underwriters for the payment of the Joint and Several Obligations under the Designated Agreement.

                  (ii) AFC may honor its obligations hereunder either by direct payment of any Joint and Several Obligations or by causing any Joint and Several Obligations to be paid to the Underwriters by Aames or another affiliate of AFC; provided however that this subparagraph shall not require the Underwriters to seek satisfaction from any party other than Aames or AFC with respect to the Joint and Several Obligations under the Designated Agreement.

         Capitalized terms used herein and not defined herein shall have their respective meanings as set forth in the Designated Agreement.

                                            Very truly yours,

                                            AAMES FINANCIAL CORPORATION




                                            By: /s/ JOSEPH A. MAGNUS
                                               ---------------------------------
                                               Name:  Joseph A. Magnus
                                               Title: Executive Vice President



NATIONSBANC MONTGOMERY SECURITIES LLC




By: /s/ SHAHID QURAISHI
   -------------------------------
   Name:  Shahid Quraishi
   Title: Principal

         For itself and as
         Representative of the several
         Underwriters named in Schedule I
         to the Pricing Agreement



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